UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Ensco plc
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Ensco plc Issues Letter to Shareholders and Files Investor Presentation

Reaffirms Strategic and Financial Rationale of Transaction with Atwood Oceanics and Clear Long-Term Value Creation Opportunity for Shareholders

LONDON, Sep. 25, 2017 — Ensco plc (NYSE: ESV) (“Ensco” or the “Company”) today announced that it issued a letter to its shareholders regarding the compelling strategic and financial rationale behind its proposed all-stock transaction with Atwood Oceanics, Inc. (NYSE: ATW) (“Atwood”). Ensco’s Board of Directors has unanimously recommended Ensco shareholders vote “FOR” the acquisition at the company’s upcoming general meeting of shareholders on 5 October 2017.  In addition, the Company announced it has filed a related investor presentation that is available on the Investor Relations section of Ensco’s website at www.enscoplc.com. The letter and presentation highlight the compelling strategic and financial rationale of the acquisition, including:

•                  Independent proxy advisory firm Glass Lewis’ recommendation to support the transaction, which states: “We find that the proposed transaction appears strategically reasonable and, on balance, financially acceptable from the perspective of Ensco and its shareholders,” and “strategically, the proposed transaction would create a larger offshore drilling company with a broader portfolio of assets and greater scale.”

•                  Changing demand: Contract awards and indicators of future customer demand have shown positive signs recently.  Ensco, and many of its Tier 1 competitors, expects established offshore drillers with superior technology, high-specification assets and geographic reach to be best positioned to grow market share as customers increasingly rely on these drillers for future offshore projects, leading to the creation of long-term shareholder value.

•                  The right timing: As the industry continues to evolve towards a bifurcation among remaining offshore drillers based on breadth and quality of service offerings, now is an opportune time — while asset valuations are at cyclical lows — to acquire Atwood’s high-specification assets at below-market values and further Ensco’s position as a Tier 1 offshore driller.

•                  Compelling purchase price: At approximately $222 million per floater, Ensco is acquiring high-quality, high-specification assets at a compelling purchase price reflecting cyclical lows, furthering the company’s ability to meet customer demand and strengthening its competitive position.

•                  Opportunity for substantial upside: Atwood’s premium assets are expected to have a strong EBITDA growth profile in a market recovery, which will provide significant upside for Ensco shareholders. Under various recovery scenarios, Atwood’s six floaters are expected to generate EBITDA between approximately $100 million and $500 million per year.(1)

•                  Preserving strong pro forma liquidity position and financial flexibility: The combination preserves Ensco’s financial strength and balance sheet, with a strong pro forma liquidity position of approximately $3.3 billion as of June 30, 2017, while also giving the company the financial flexibility to continue investing counter cyclically to drive long-term shareholder value.

(1)  Assuming scenarios where contracted day rates average $200,000 and $400,000, respectively.

•                  The right opportunity: Ensco’s Board of Directors and management are actively focused on creating shareholder value, and after evaluating select M&A opportunities against several criteria, determined this transaction offers the right assets in the right locations at the right price and the right time.

The text of the shareholder letter follows below.

Dear Ensco Shareholders:

You have an important decision to make regarding the future of your company at Ensco’s general meeting of shareholders on 5 October 2017. You are being asked to vote on Ensco’s pending acquisition of Atwood Oceanics, Inc. (“Atwood”), which will further enhance our competitive position and create long-term value for all shareholders.

Following a thorough market evaluation and negotiation, and based on comparable transactions, as well as the company’s expectations that this transaction will generate double-digit accretion and total synergies that create more than $585 million of present value at a 10% discount rate, the Ensco Board of Directors unanimously determined that the pending acquisition of Atwood is in the best interests of Ensco and its shareholders. The transaction will create a financially stronger global offshore drilling leader with a wide range of fleet capabilities, a diverse client base and a global footprint spanning six continents with operations in nearly every major deep- and shallow-water basin.

As you may be aware, the independent proxy advisory firm Glass Lewis has recommended that Ensco shareholders vote “FOR” the transaction. In making its recommendation, Glass Lewis recognized the numerous financial and strategic merits of the acquisition, as well as the advantageous timing of the transaction, noting(2):

“…we find that the proposed transaction appears strategically reasonable and, on balance, financially acceptable from the perspective of Ensco and its shareholders.”

“We recognize that the offshore drilling industry would likely benefit from consolidation and that, in this regard, Ensco has taken a proactive approach to reviewing a range of opportunities, including the potential acquisition of assets and larger scale transactions.”

“Strategically, the proposed transaction would create a larger offshore drilling company with a broader portfolio of assets and greater scale. Atwood and Ensco currently have limited customer overlap and the combined company would have a broader and more diversified customer base as well as a diversified geographic profile.”

(2)  Permission to use quotations neither sought nor obtained

Proxy advisory firm Institutional Shareholder Services (“ISS”) also recently issued a report regarding the proposed all-stock transaction with Atwood. Although it reached a different conclusion, in its analysis, ISS also noted the strategic benefits of the transaction(3):

“…the transaction is a model opportunity (what could perhaps be called ‘opportunistically strategic’) that achieves two ends at once—a deep value bet with limited downside and an embedded option on full market recovery, plus a strategic fit that defends and/or extends Ensco’s competitive position.”

“The quality of the Atwood assets is indeed recognized across the industry.  Not only that, their strategic fit with Ensco’s current fleet is also apparent, as both companies have blended fleets of moderate depth jackups and highspec, ultra-deepwater drillships.”

The Ensco Board of Directors unanimously urges you to vote “FOR” the transaction with Atwood.

THE ATWOOD ACQUISITION WILL CREATE SIGNIFICANT VALUE FOR ENSCO SHAREHOLDERS WHILE MAINTAINING FINANCIAL FLEXIBILITY AND LIQUIDITY

The Ensco Board and management team have a track record of successfully executing a disciplined capital management strategy centered on enhancing shareholder value — and the pending acquisition of Atwood is no different. Values for highest-specification assets are at a critical inflection point; there are few such assets currently available in the global supply, and the company believes that future pricing of these assets will increase sharply given fierce competition from other offshore drillers looking to purchase these assets which are at all-time cyclical lows. By acquiring Atwood at a pivotal time in the market cycle, Ensco has positioned itself to gain high-quality assets at a compelling purchase price, with the implied per-rig consideration lower than values for comparable asset opportunities available today. These high-specification assets will further our ability to meet increasing customer demand and strengthen our competitive position, which coupled with significant expected synergies, will generate meaningful, long-term value for all shareholders.

The compelling economics of the proposed combination include:

•                  Strong Pro Forma Liquidity Position and Financial Flexibility: The combination preserves Ensco’s financial strength and balance sheet, with a strong pro forma liquidity position of approximately $3.3 billion as of June 30, 2017, while also giving the company the financial flexibility to continue investing counter cyclically to drive long-term shareholder value. In addition, with Atwood, Ensco will become a larger company with an even higher-quality rig fleet, which will greatly improve the company’s access to liquidity and provide it with additional financial flexibility at a pivotal point in the market recovery. The pro forma company’s liquidity is approximately in line with the recent average for standalone Ensco, and provides a competitive advantage relative to most established, well-capitalized drillers.

•                  Significant Total Synergies: Ensco expects to realize $60 million of expense synergies in 2018 and run rate synergies of $80 million on an annual basis beginning in 2019. In total, the acquisition is estimated to create more than $585 million of present value at a 10% discount rate, with approximately $400 million expected to accrue to Ensco shareholders.

(3)  Permission to use quotations neither sought nor obtained

•                  Double-Digit Accretion: We anticipate that the transaction will generate double-digit accretion for Ensco shareholders in the current environment, while also remaining significantly accretive in more protracted recovery scenarios.

•                  Substantial Upside: Atwood’s premium assets are expected to have a strong EBITDA growth profile in a market recovery, which will provide significant upside for Ensco shareholders. Under various recovery scenarios, Atwood’s six floaters are expected to generate EBITDA between approximately $100 million and $500 million per year.(4)

•                  Sizable Ownership in Combined Company: Ensco shareholders will participate in the significant near- and long-term benefits of the combined company, with a 69% ownership stake.

PURCHASING ATWOOD’S HIGH-QUALITY ASSETS AT AN ATTRACTIVE PRICE
STRENGTHENS ENSCO’S POSITION AS A TIER 1 OFFSHORE DRILLER

As the offshore drilling landscape continues to evolve, with increased consolidation reducing the number of offshore drillers and increasing the bifurcation between Tier 1 and Tier 2 drillers, it is more important than ever that Ensco take the actions necessary to continue to further strengthen its competitive position by refreshing its rig fleet and enhancing its exposure to key strategic markets.

OUR STRATEGIC PLAN IS TO REMAIN A TIER 1 DRILLER

Customers are increasingly focused on engaging Tier 1 offshore drillers—those with scale, diversification, a broad global footprint and financial strength; highest-specification assets; technology and innovation that deliver efficiencies; and new contracting models. Acquiring Atwood adds high-specification, complementary rigs and increased scale that significantly strengthen and renew Ensco’s fleet.

And this has been achieved at an appropriate and fair price. Following a competitive process, Ensco’s offer is in line with implied market values from a competing bid, with the premium at the time of the offer less than 10% higher than the market value of the prior competing bid, a difference of only approximately $10 million per rig or less than 2% of current newbuild replacement cost.

The pending acquisition will:

•                  Add High-Specification Assets at a Compelling Purchase Price: At approximately $222 million per floater, Ensco is acquiring high-quality assets at a compelling purchase price reflecting cyclical lows, furthering the company’s ability to meet customer demand and strengthening its competitive position. This compares to an estimated $650 million to build a fully operational equivalent asset, approximately $400 million to acquire a distressed asset and approximately $150 million for a complete package of subsea equipment — all of which are also priced at cyclical lows. Other asset opportunities in the market that were comparable in quality to Atwood’s floaters were above the values offered by Ensco at the time of the transaction including assets of distressed companies, which come with greater operational risks and potentially significant costs to reactivate stacked rigs.

(4)  Assuming scenarios where contracted day rates average $200,000 and $400,000, respectively.

•                  Expand Ensco’s Global Footprint and Customer Base: The acquisition will supplement exposure to deep- and shallow-water markets that span six continents and strengthen Ensco’s position in the growing Australian market. In addition, the pro forma company will have a diverse customer base of 27 national oil companies, supermajors and independents.

•                  Add Six Ultra-Deepwater Floaters: This includes four of the most capable drillships in the industry, and two modern ultra-deepwater semisubmersibles. These assets will position the pro forma company to better meet customer demands.

•                  Create a Fleet of 62 Rigs: The go-forward fleet will be comprised of ultra-deepwater drillships, versatile semisubmersibles and shallow-water jackups. It will have a larger number of highest-specification assets following the acquisition of the Atwood fleet, and these assets are expected to be the most in-demand rigs regardless of market conditions.

INDUSTRY INFLECTION POINT INDICATES THE TIME IS RIGHT
FOR THE ATWOOD TRANSACTION

Ensco’s Board and management team have decades of industry knowledge and experience that we draw upon as we evaluate strategic opportunities to prepare the company for the future—experience that ISS, as an outside generalist observer of the market, does not possess and appears to disregard in its report. During the downturn, Ensco methodically and thoughtfully took several capital management actions that successfully strengthened its balance sheet, providing for its current financial strength, and improved its competitive positioning to prepare the company for a prolonged recovery in the offshore drilling industry and to take advantage of unique opportunities such as the acquisition of Atwood.  The Board and management will continue to regularly evaluate all opportunities to strengthen the balance sheet as they have in the past.

We strongly believe we are now in a different point in the industry cycle compared to the overall weakness of the past three years, and our financial strength gives us flexibility to evaluate investment opportunities to better position the company for anticipated increased levels of demand in the future.

Contract awards and indicators of future customer demand have shown positive signs recently. The company expects Tier 1 offshore drillers with superior technology, high-specification assets and geographic reach to be best positioned to grow market share as customers increasingly rely on these drillers for future offshore projects, leading to the creation of long-term shareholder value.

ENSCO WANTS TO FURTHER ITS STATUS AS A TIER 1 DRILLER AND

NEEDS ATWOOD’S HIGH-QUALITY ASSETS TO DO SO

The Atwood acquisition is a unique opportunity to significantly strengthen and renew Ensco’s fleet at a key juncture in the market recovery cycle — while valuations remain attractive — by adding high-specification, complementary assets. The deal with Atwood was the result of a robust competitive process among a number of suitors.  We believe there are a limited number of assets of this quality in the global fleet and our offshore drilling peers, recognizing the same industry improvements that we have identified, will not let these valuable assets stay on the market long at prices that reflect all-time cyclical lows.

MAXIMIZE THE VALUE OF YOUR INVESTMENT BY VOTING “FOR” THE TRANSACTION
ON THE PROXY CARD TODAY

On behalf of your Board of Directors, we thank you for your continued support.

Sincerely,

Carl Trowell

Chief Executive Officer

Paul E. Rowsey, III

Non-Executive Chairman of the Board

About Ensco

Ensco plc (NYSE: ESV) brings energy to the world as a global provider of offshore drilling services to the petroleum industry.  For more than 30 years, the Company has focused on operating safely and going beyond customer expectations.  Ensco is ranked first in total customer satisfaction in the latest independent survey by EnergyPoint Research - the seventh consecutive year that Ensco has earned this distinction.  Operating one of the newest ultra-deepwater rig fleets and a leading premium jackup fleet, Ensco has a major presence in the most strategic offshore basins across six continents.  Ensco plc is an English limited company (England No. 7023598) with its corporate headquarters located at 6 Chesterfield Gardens, London W1J 5BQ.  To learn more, visit our website at www.enscoplc.com.

Investor & Media Contacts:

Nick Georgas, 713-430-4607

Director — Investor Relations and Communications

or

Tim Richardson, 713-430-4490

Manager — Investor Relations

Forward-Looking Statements

Statements included in this release regarding the proposed transaction, benefits, expected synergies and other expense savings and operational and administrative efficiencies, opportunities, timing, expense and effects of the transaction, financial performance, accretion to discounted cash flows, revenue growth, future dividend levels, credit ratings or other attributes of Ensco following the completion of the transaction and other statements that are not historical facts, are forward-looking statements (including within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended). Forward-looking statements include words or phrases such as “anticipate,” “believe,” “contemplate,” “estimate,” “expect,” “intend,” “plan,” “project,” “could,” “may,” “might,” “should,” “will” and words and phrases of similar import. These statements involve risks and uncertainties including, but not limited to, actions by regulatory authorities, rating agencies or other third parties, actions by the respective companies’ security holders, costs and difficulties related to integration of Atwood, delays, costs and difficulties related to the transaction, market conditions, and Ensco’s financial results and performance following the completion of the transaction, satisfaction of closing conditions, ability to repay debt and timing thereof, availability and terms of any financing and other factors detailed in the risk factors section and elsewhere in Ensco’s and Atwood’s Annual Report on Form 10-K for the year ended December 31, 2016 and September 30, 2016, respectively, and their respective other filings with the Securities and Exchange Commission (the “SEC”), which are available on the SEC’s website at www.sec.gov. Should one or more of these risks or uncertainties materialize (or the other consequences of such a development worsen), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. All information in this release is as of the date of the release. Except as required by law, Ensco disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

Important Additional Information Regarding the Transaction

In connection with the proposed transaction, Ensco has filed a registration statement on Form S-4, including a definitive joint proxy statement/prospectus of Ensco and Atwood, with the SEC.  INVESTORS AND SECURITY HOLDERS OF ENSCO AND ATWOOD ARE ADVISED TO CAREFULLY READ THE REGISTRATION STATEMENT AND DEFINITIVE PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION, THE PARTIES TO THE TRANSACTION AND THE RISKS ASSOCIATED WITH THE TRANSACTION.  A definitive joint proxy statement/prospectus has been sent to security holders of Ensco and Atwood in connection with the Ensco and Atwood shareholder meetings.  Investors and security holders may obtain a free copy of the definitive joint proxy statement/prospectus and other relevant documents filed by Ensco and Atwood with the SEC from the SEC’s website at www.sec.gov.  Security holders and other interested parties are also be able to obtain, without charge, a copy of the definitive joint proxy statement/prospectus and other relevant documents by directing a request by mail or telephone to either Investor Relations, Ensco plc, 5847 San Felipe, Suite 3300, Houston, Texas 77057, telephone 713-430-4607, or Investor Relations, Atwood Oceanics, Inc., 15011 Katy Freeway, Suite 800, Houston,

Texas 77094, telephone 281-749-7840.  Copies of the documents filed by Ensco with the SEC are available free of charge on Ensco’s website at www.enscoplc.com under the tab “Investors.”  Copies of the documents filed by Atwood with the SEC are available free of charge on Atwood’s website at www.atwd.com under the tab “Investor Relations.”  Security holders may also read and copy any reports, statements and other information filed with the SEC at the SEC public reference room at 100 F Street N.E., Room 1580, Washington D.C. 20549. Please call the SEC at (800) 732-0330 or visit the SEC’s website for further information on its public reference room.

Participants in the Solicitation

Ensco and Atwood and their respective directors, executive officers and certain other members of management may be deemed to be participants in the solicitation of proxies from their respective security holders with respect to the transaction.  Information about these persons is set forth in Ensco’s proxy statement relating to its 2017 General Meeting of Shareholders and Atwood’s proxy statement relating to its 2017 Annual Meeting of Shareholders, as filed with the SEC on 31 March 2017 and 9 January 2017, respectively, and subsequent statements of changes in beneficial ownership on file with the SEC.  Security holders and investors may obtain additional information regarding the interests of such persons, which may be different than those of the respective companies’ security holders generally, by reading the definitive joint proxy statement/prospectus and other relevant documents regarding the transaction, which have been filed with the SEC.

No Offer or Solicitation

This release is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote in any jurisdiction pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.  Subject to certain exceptions to be approved by the relevant regulators or certain facts to be ascertained, the public offer will not be made directly or indirectly, in or into any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction, or by use of the mails or by any means or instrumentality (including without limitation, facsimile transmission, telephone and the internet) of interstate or foreign commerce, or any facility of a national securities exchange, of any such jurisdiction.

Service of Process

Ensco is incorporated under the laws of England and Wales.  In addition, some of its officers and directors reside outside the United States, and some or all of its assets are or may be located in jurisdictions outside the United States.  Therefore, investors may have difficulty effecting service of process within the United States upon those persons or recovering against Ensco or its officers or directors on judgments of United States courts, including judgments based upon the civil liability provisions of the United States federal securities laws. It may not be possible to sue Ensco or its officers or directors in a non-U.S. court for violations of the U.S. securities laws.